The Income Fund of America, Inc.
One Market, Steuart Tower, San Francisco, California 94120
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,501,261
Class B	$105,334
Class C	$164,651
Class F	$60,117
Total	$1,831,363
Class 529-A	$13,097
Class 529-B	$2,174
Class 529-C	$4,879
Class 529-E	$629
Class 529-F	$329
Class R-1	$995
Class R-2	$9,405
Class R-3	$16,597
Class R-4	$7,690
Class R-5	$5,268
Total	$1,892,426

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5265
Class B	$0.4491
Class C	$0.4446
Class F	$0.5227
Class 529-A	$0.5188
Class 529-B	$0.4361
Class 529-C	$0.4369
Class 529-F	$0.5394
Class 529-E	$0.4888
Class R-1	$0.4409
Class R-2	$0.4403
Class R-3	$0.4880
Class R-4	$0.5174
Class R-5	$0.5473

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,004,970
Class B	242,943
Class C	397,318
Class F	127,426
Total	3,772,657
Class 529-A	27,775
Class 529-B	5,301
Class 529-C	12,135
Class 529-E	1,384
Class 529-F	736
Class R-1	2,874
Class R-2	23,117
Class R-3	38,960
Class R-4	16,813
Class R-5	11,092
Total	3,912,844

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.53
Class B	$20.42
Class C	$20.39
Class F	$20.51
Class 529-A	$20.51
Class 529-B	$20.46
Class 529-C	$20.48
Class 529-E	$20.48
Class 529-F	$20.51
Class R-1	$20.47
Class R-2	$20.41
Class R-3	$20.49
Class R-4	$20.51
Class R-5	$20.53